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                                                                      EXHIBIT 15



November 3, 2000


Securities and Exchange Commission
450 West Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We were previously the principal accountants for I-Trax.com, Inc. and on March 13, 2000, we reported on the financial statements of I-Trax.com, Inc. as of and for the two years ended December 31, 1999. On November 2, 2000 we were dismissed as principal accountants of I-Trax.com, Inc. We have read the statements of I-Trax.com, Inc. included under Item 4 of its Form 8-K for November 2, 2000 and we agree with such statements.



Very truly yours,

Massella Tomaro & Co., LLP
Certified Public Accountants
Jericho, New York